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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                    FORM 8-K
                                 CURRENT REPORT

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     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


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      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JANUARY 16, 1998


                      APPLIED GRAPHICS TECHNOLOGIES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


           DELAWARE                             0-28208                            13-3864004
(STATE OR OTHER JURISDICTION OF         (COMMISSION FILE NUMBER)        (IRS EMPLOYER IDENTIFICATION NO.)
         INCORPORATION)

                 28 WEST 23RD STREET, 11TH FLOOR                                     10010
                        NEW YORK, NEW YORK                                         (ZIP CODE)
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
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      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (212) 929-4111
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On January 16, 1998, pursuant to an Asset Purchase Agreement entered into by and among Applied Graphics Technologies, Inc. (the "Company") and
Flying Color Graphics, Inc. ("Flying Color"), an Illinois corporation, and its
Shareholders (the "Asset Purchase Agreement"), the Company acquired all of the assets and assumed certain liabilities of Flying Color. The assets acquired relate to the prepress business operated by Flying Color at five locations in the United States, and the Company currently intends to use the acquired assets as part of its prepress business. In accordance with the Asset Purchase
Agreement, the Company paid a purchase price equal to $22.2 million, $18.9 million payable in cash and $3.3 million payable in 68,103 shares of the Company's common stock. The purchase price was arrived at by an arms-length negotiation and the cash portion was paid for from the Company's working capital. For a more complete description of the terms of the acquisition, reference is made to the Asset Purchase Agreement which is attached hereto as Exhibit 2.1.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial statements of business acquired.
         Audited financial statements of Flying Color for the year ended
         December 31, 1997, will be filed with the Securities and Exchange
         Commission as soon as practicable, but in any event on or prior to April 1, 1998.

(b)      Pro forma financial information.
         Unaudited pro forma combined balance sheets and statements of operations of the Company and Flying Color will be filed with the Securities and Exchange Commission as soon as practicable, but in any event on or prior to April 1, 1998.

(c)      Exhibits
         2.1  Asset Purchase Agreement by and among Applied Graphics
         Technologies, Inc., and Flying Color Graphics, Inc. and its
         Shareholders dated January 16, 1998.

         99.1  Press release issued by the Company on January 20, 1998.





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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be filed on its behalf by the undersigned thereunto duly authorized.

                               APPLIED GRAPHICS TECHNOLOGIES, INC.

Dated:  January  30, 1998      By: /s/ Louis Salamone, Jr.
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                                    Louis Salamone, Jr., Chief Financial Officer





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